As Filed with the Securities and Exchange Commission on December 18, 2013

Registration Statement No. 333-188395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-188395

PERRIGO COMPANY

(Exact name of registrant as specified in its charter)

Michigan	38-2799573
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

515 Eastern Avenue

Allegan, Michigan 49010

Telephone: (269) 673-8451

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Todd W. Kingma

Executive Vice President, General Counsel and Secretary

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

Telephone: (269) 686-1941

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Troy Calkins

Drinker Biddle & Reath LLP

191 North Wacker Drive, Suite 3700

Chicago, Illinois 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On May 7, 2013, Perrigo Company (the “Company”) filed a Registration Statement (the “Registration Statement”) on Form S-3 (file no. 333-188395) to register an indeterminate amount of debt securities to be issued from time to time at indeterminate prices.

On December 18, 2013, pursuant to the Transaction Agreement, dated July 28, 2013 (the “Transaction Agreement”), among the Company, Elan Corporation, plc (“Elan”), Perrigo Company plc (formerly known as Perrigo Company Limited and, prior to that, known as Blisfont Limited (“New Perrigo”), Habsont Limited (“Habsont”), and Leopard Company (“Leopard”), (a) New Perrigo acquired Elan pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) Leopard merged with and into the Company, with the Company as the surviving corporation in the merger (collectively, the “Transactions”). As a result of the Transactions, both the Company and Elan became wholly-owned subsidiaries of New Perrigo, and the Company terminated the shelf offering registered pursuant to the Registration Statement.

Pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the unsold securities registered under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allegan, State of Michigan, on December 18, 2013.

PERRIGO COMPANY
(Registrant)

By:	/s/ Todd W. Kingma
Todd W. Kingma
Executive Vice President, General Counsel
and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.